Filed Pursuant To Rule 433

Registration No. 333-278880

November 7, 2025

Staking Tax FAQs

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I am a U.S. taxable investor. Are staking rewards earned by a Grayscale staking product taxable to me?
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Grayscale does not provide tax advice. These FAQs are provided for general informational purposes, and all investors in Grayscale products should consult their own tax advisors regarding the tax consequences to them of an investment in any Grayscale product in their particular circumstances.
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In 2023, the IRS released a revenue ruling (the “Staking Guidance”) that provided guidance on digital assets staking, including guidance to the effect that staking rewards will, under certain circumstances, be treated as giving rise to taxable income.
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Grayscale believes that each of its single-asset staking products should be treated as “grantor trusts” for U.S. federal income tax purposes, in which case the shareholders of any such product would be treated for such purposes as if they directly own a pro rata share of the underlying assets held in the product. The governing trust agreement for each such product prohibits the product from engaging in any staking activity unless the trust has received an opinion of counsel to the effect that engaging in that activity should not cause the applicable product to be treated as other than a grantor trust for those purposes.
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In accordance with the Staking Guidance, Grayscale intends to report staking rewards received by any such product as taxable income to the shareholders of that product (as described elsewhere in these FAQs), whether or not the product makes any corresponding distribution.
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I’m a non-U.S. investor. Are staking rewards earned by a Grayscale staking product considered “effectively connected income”?
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Grayscale does not provide tax advice. These FAQs are provided for general informational purposes, and all investors in Grayscale products should consult their own tax advisors regarding the tax consequences to them of an investment in any Grayscale product in their particular circumstances.
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In general, net income of a non-U.S person that is “effectively connected” with the conduct of a trade or business in the United States (“effectively connected income” or “ECI”) is subject to U.S. federal income tax, and a non-U.S. person that earns ECI is required to file a U.S. federal income tax return.
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Grayscale believes that its single-asset staking products organized as Delaware statutory trusts should be treated as grantor trusts for U.S. federal income tax purposes. The governing trust agreement for each such product prohibits the product from engaging in any staking activity unless the trust has received an opinion of counsel to the effect that engaging in that activity should not cause the applicable product to be treated as other than a grantor trust for those purposes.
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Garantor trusts are not permitted to carry on a business for profit and, therefore, Grayscale believes that staking income earned through any of its trust products should not be treated as ECI, unless other activities undertaken by or for a non-U.S. investor cause it to be.
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However, the IRS has not issued guidance with regard to whether staking in the manner undertaken by the Grayscale products, as further described in each product’s prospectus, is consistent with grantor trust classification or rises to the level of a trade or business. Accordingly, it is possible that staking rewards received by a Grayscale product will constitute ECI for non-U.S. investors.
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I’m a non-U.S. investor. Are staking rewards earned by a Grayscale staking product subject to U.S. tax withholding?
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Grayscale does not provide tax advice. These FAQs are provided for general informational purposes, and all investors in Grayscale products should consult their own tax advisors regarding the tax consequences to them of an investment in any Grayscale product in their particular circumstances.
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In general, so-called FDAP (or “fixed, determinable, annual or periodic”) income from U.S. sources earned by a non-U.S. investor is subject to withholding at a 30% rate (or such lower rate as may be provided under an applicable income tax treaty).
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The IRS has not issued definitive guidance with regard to whether staking in the manner undertaken by the Grayscale products, as further described in each product’s prospectus, gives rise to FDAP income or, if it does, the source of any such income for U.S. federal income tax purposes.
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To the extent that staking rewards constitute U.S.-source FDAP income, a non-U.S. investor’s share of that income would be subject to withholding as described above.
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In the absence of additional guidance, a withholding agent (including the brokerage through which a non-U.S. investor holds its shares in a Grayscale product) may withhold amounts from a non-U.S. investor, whether or not the product makes any cash distributions corresponding to staking rewards.
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Investors should consult their own tax advisors and/or brokerage providers for specific questions related to U.S. tax withholding.
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I use an Individual Retirement Account (IRA) or other tax-exempt vehicle to invest in Grayscale products. Are staking rewards considered “unrelated business taxable income”?
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Grayscale does not provide tax advice. These FAQs are provided for general informational purposes, and all investors in Grayscale products should consult their own tax advisors regarding the tax consequences to them of an investment in any Grayscale product in their particular circumstances.
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In general, if income is attributable to a trade or business that is regularly carried on and unrelated to the exempt purpose of a tax-exempt recipient (e.g. IRA, charitable entity, etc.), the income may be considered “unrelated business taxable income” (UBTI), in which case the tax-exempt investor would be subject to U.S. federal income tax in respect of that income and be required to make related tax filings.
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Grayscale believes that its single-asset staking products organized as Delaware statutory trusts should be treated as grantor trusts for U.S. federal income tax purposes. The governing trust agreement for each such product prohibits the product from engaging in any staking activity unless the trust has received an opinion of counsel to the effect that engaging in that activity should not cause the applicable product to be treated as other than a grantor trust for those purposes.
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Grantor trusts are not permitted to carry on a business for profit and, therefore, Grayscale believes that staking income earned through any of its trust products should not be treated as UBTI, unless other activities undertaken by or for a taxexempt recipient cause it to be (e.g., if the tax-exempt investor finances its investment in the Grayscale product using acquisition indebtedness or is a trader rather than an investor with respect to the product).
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However, the IRS has not issued guidance with regard to whether staking in the manner undertaken by the Grayscale products, as further described in each product’s prospectus, is consistent with grantor trust classification or gives rise to UBTI. Accordingly, it is possible that staking rewards received by a Grayscale product will constitute UBTI for tax-exempt investors.
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What information regarding staking rewards will be included in each staking product's annual tax letter?
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Grayscale does not provide tax advice. These FAQs are provided for general informational purposes, and all investors in Grayscale products should consult their own tax advisors regarding the tax consequences to them of an investment in any Grayscale product in their particular circumstances.
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We expect staking rewards to be included in each product’s annual Tax Letter, which a shareholder, its broker, and tax return preparer can use to determine the shareholder’s share of staking rewards earned.
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You can find Grayscale historical Tax Letters here for each product: https://www.grayscale.com/resources/tax-center
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The annual Tax Letter is not expected to indicate whether staking rewards constitute ECI, U.S-source FDAP or UBTI (as described in responses to the frequently asked questions above). For questions related to these topics, shareholders should see the responses to the frequently asked questions provided above and consult their own tax advisors regarding their specific circumstances.
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Will Grayscale’s staking products distribute staking rewards?
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Certain Grayscale staking products may make distributions to shareholders of cash proceeds from the sale of staking rewards earned by the product (net of fees).
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Prior to making any such distribution, each product will announce the distribution to the market, pursuant to US exchange listing rules regarding distributions.
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Any distribution would be made in USD.

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How will staking distributions affect my taxes?
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If a staking product distributes its staking rewards (which would be paid in the form of a USD cash distribution, net of fees) the product must sell digital assets in order to fund the distributions.
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Grayscale believes that each of its single-asset staking products should be treated as “grantor trusts” for U.S. federal income tax purposes, in which case the shareholders of any such product would be treated for such purposes as if they directly own a pro rata share of the underlying assets held in the product.
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If any such product sells digital assets to fund distributions, each of the shareholders would be treated as having sold a portion of its pro rata share of the product’s digital assets.
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In that case, a shareholder generally would not be treated as having sold the tokens received by the product as staking rewards (which generally would have a tax basis equal to their value at the time received by the product) but, instead, would be treated as having sold a portion of all tokens held by the product (which may have a lower average tax basis than the tokens received by the product as staking rewards).
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As a result, the sale of tokens to fund distributions may result in taxable income to shareholders that is incremental to the taxable income arising from the product’s receipt of staking rewards.
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Each product’s annual tax letter will include information related to each sale of tokens by the product and the proceeds received by the product in connection with those sales. A shareholder, its broker, and/or tax return preparer can use these letters to determine the shareholder’s share of those proceeds and the shareholder’s taxable gain or loss arising from the sales.
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You can find examples of historical Tax Letters here: https://www.grayscale.com/resources/tax-center
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The determination of whether staking rewards constitute ECI, U.S. source FDAP or UBTI (described in other FAQs above) is not dependent on whether a product makes any corresponding cash distribution.

IMPORTANT: The preceding FAQs and associated information are for general informational purposes only and are not intended to, and do not, constitute tax advice. The tax consequences of an investment in any Grayscale Product are complex and will depend on the investor’s particular circumstances. You should consult your tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences to you of an investment in any Grayscale Product in light of your particular circumstances.

Important Disclosures

Grayscale Solana Trust ETF has filed a registration statement (and the accompanying base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus and other documents Grayscale Solana Trust ETF has filed with the SEC for more complete information about Grayscale Solana Trust ETF and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, free copies may be obtained from etfs.grayscale.com/gsol. The most recent prospectus filed with the SEC may be obtained by clicking on the following active hyperlink: https://www.sec.gov/Archives/edgar/data/1896677/000119312525254707/gsol__424b3.htm.

Grayscale Ethereum Trust ETF has filed a registration statement (and the accompanying base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus and other documents Grayscale Ethereum Trust ETF has filed with the SEC for more complete information about Grayscale Ethereum Trust ETF and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, free copies may be obtained from etfs.grayscale.com/ethe.

Grayscale Ethereum Mini Trust ETF has filed a registration statement (and the accompanying base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus and other documents Grayscale Ethereum Mini Trust ETF has filed with the SEC for more complete information about Grayscale Ethereum Mini Trust ETF and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, free copies may be obtained from etfs.grayscale.com/eth.

Grayscale Ethereum Trust ETF (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101.